                                                                 EXECUTION COPY

                                                                    Exhibit 2.4
================================================================================

                           PURCHASE AND SALE AGREEMENT

                                  (GAS PLANTS)

                                 By and Between

                               EL PASO CORPORATION
                                 (Seller Parent)

                                       and

                     EL PASO FIELD SERVICES MANAGEMENT, INC.
                          EL PASO TRANSMISSION, L.L.C.,

                     EL PASO FIELD SERVICES HOLDING COMPANY
                                    (Seller)

                                       and

                       ENTERPRISE PRODUCTS OPERATING L.P.
                                     (Buyer)

                           Covering the Acquisition of

                        THE FOLLOWING EQUITY INTERESTS IN
                       (Acquired Company Equity Interests)

                       100% of El Paso Hydrocarbons, L.P.
                   100% of El Paso NGL Marketing Company, L.P.
                            (the Acquired Companies)



                                December 15, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
1.       Definitions..............................................................................................2


2.       The Transaction.........................................................................................10

         (a)      Sale of Acquired Company Equity Interests......................................................10
         (b)      Consideration..................................................................................10
         (c)      The Closing....................................................................................10
         (d)      Deliveries at the Closing......................................................................10
         (e)      Proposed Closing Statement and Post-Closing Adjustment.........................................12

3.       Representations and Warranties Concerning the Transaction...............................................14

         (a)      Representations and Warranties of the Seller...................................................14
         (b)      Representations and Warranties of the Buyer....................................................15

4.       Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and
         Acquired Company Assets.................................................................................16

         (a)      Organization, Qualification, and Company Power.................................................16
         (b)      Noncontravention...............................................................................16
         (c)      Title to and Condition of Acquired Company Assets..............................................17
         (d)      Material Change................................................................................18
         (e)      Legal Compliance...............................................................................19
         (f)      Tax Matters....................................................................................19
         (g)      Contracts and Commitments......................................................................19
         (h)      Litigation.....................................................................................20
         (i)      Environmental Matters..........................................................................20
         (j)      Preferential Purchase Rights...................................................................21
         (k)      Financial Information..........................................................................21
         (l)      Employee Matters...............................................................................22
         (m)      Prohibited Events..............................................................................22
         (n)      Regulatory Matters.............................................................................22
         (o)      Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and
                  Fixtures.......................................................................................22

5.       Pre-Closing Covenants...................................................................................22

         (a)      General........................................................................................22
         (b)      Notices and Consents...........................................................................23
         (c)      Operation of Business..........................................................................23
         (d)      Intentionally Omitted..........................................................................24
         (e)      Full Access....................................................................................24
         (f)      Liens and Encumbrance..........................................................................24
         (g)      HSR Act........................................................................................24
         (h)      Notice of Developments.........................................................................25
         (i)      Various Agreements.............................................................................25
         (j)      2004 Maintenance...............................................................................25

                                                                                                                Page
                                                                                                                ----
6.       Post-Closing Covenants..................................................................................26

         (a)      General........................................................................................26
         (b)      Litigation Support.............................................................................26
         (c)      Surety Bonds; Guarantees.......................................................................26
         (d)      Delivery and Retention of Records..............................................................27

7.       Conditions to Obligation to Close.......................................................................27

         (a)      Conditions to Obligation of the Buyer..........................................................27
         (b)      Conditions to Obligation of the Seller.........................................................28
         (c)      Effect of Supplements to Schedules.............................................................29

8.       Remedies for Breaches of this Agreement.................................................................29

         (a)      Survival of Representations and Warranties.....................................................29
         (b)      Indemnification Provisions for Benefit of the Buyer............................................29
         (c)      Indemnification Provisions for Benefit of the Seller...........................................32
         (d)      Matters Involving Third Parties................................................................32
         (e)      Determination of Amount of Adverse Consequences................................................33
         (f)      Tax Treatment of Indemnity Payments............................................................33

9.       Tax Matters.............................................................................................33

         (a)      Post-Closing Tax Returns.......................................................................33
         (b)      Pre-Closing Tax Returns........................................................................34
         (c)      Straddle Periods...............................................................................34
         (d)      Straddle Returns...............................................................................34
         (e)      Claims for Refund..............................................................................35
         (f)      Indemnification................................................................................35
         (g)      Cooperation on Tax Matters.....................................................................35
         (h)      Certain Taxes..................................................................................35
         (i)      Confidentiality................................................................................36
         (j)      Audits.........................................................................................36
         (k)      Control of Proceedings.........................................................................36
         (l)      Powers of Attorney.............................................................................36
         (m)      Remittance of Refunds..........................................................................37
         (n)      Purchase Price Allocation......................................................................37
         (o)      Closing Tax Certificate........................................................................37
         (p)      Like Kind Exchanges............................................................................37

10.      Termination.............................................................................................38

         (a)      Termination of Agreement.......................................................................38
         (b)      Effect of Termination..........................................................................39

11.      Miscellaneous...........................................................................................39

         (a)      Public Announcements...........................................................................39
         (b)      Insurance......................................................................................39
         (c)      No Third Party Beneficiaries...................................................................39
         (d)      Succession and Assignment......................................................................39
         (e)      Counterparts...................................................................................40

                                                                                                                Page
                                                                                                                ----
         (f)      Headings.......................................................................................40
         (g)      Notices........................................................................................40
         (h)      Governing Law..................................................................................41
         (i)      Amendments and Waivers.........................................................................41
         (j)      Severability...................................................................................41
         (k)      Transaction Expenses...........................................................................41
         (l)      Construction...................................................................................42
         (m)      Incorporation of Exhibits and Schedules........................................................42
         (n)      Entire Agreement...............................................................................42
         (o)      Transition Services and Miscellaneous Assets...................................................42
         (p)      Conversion.....................................................................................43

Exhibits and Schedules

Exhibit A         Acquired Company Assets

Exhibit B         Acquired Company Equity Interests Assignment
Exhibit C         Retained Items
Exhibit D         Closing Tax Certificate

Schedule 1(a)              Knowledge Individuals
Schedule 1(b)              Permitted Encumbrances
Schedule 3(a)(ii)          Consents (Seller Parties)
Schedule 3(a)(iii)         Noncontravention (Seller Parties)
Schedule 3(b)(ii)          Consents (Buyer)
Schedule 3(b)(iii)         Noncontravention (Buyer)
Schedule 4(b)              Noncontravention (Acquired Companies)
Schedule 4(c)(ii)          Condition of Acquired Company Assets
Schedule 4(d)              Material Changes
Schedule 4(f)              Tax Matters
Schedule 4(g)(i)           Subject Contracts
Schedule 4(h)              Litigation
Schedule 4(i)              Environmental Matters
Schedule 4(j)              Preferential Purchase Rights
Schedule 4(k)(i)           Financial Information
Schedule 4(n)              Regulatory Matters
Schedule 5(i)(i)           Other Agreements
Schedule 5(j)(i)           2004 Revised Maintenance Budget

                           PURCHASE AND SALE AGREEMENT
                                  (GAS PLANTS)

      THIS PURCHASE AND SALE AGREEMENT (Gas Plants) (this "AGREEMENT"), dated as of December 15, 2003, is by and between El Paso Corporation, a Delaware corporation (the "SELLER PARENT"), El Paso Field Services Management, Inc., a Delaware corporation, El Paso Transmission, L.L.C., a Delaware limited liability company, El Paso Field Services Holding Company, a Delaware corporation (individually and collectively, the "SELLER") and Enterprise Products Operating L.P., a Delaware limited partnership (the "BUYER"). The Seller Parent, the Seller and the Buyer are sometimes referred to collectively herein as the "PARTIES" and individually as a "PARTY."

                                  INTRODUCTION

      1. The Acquired Companies own all of the interest in the assets/facilities described on Exhibit A, which assets/facilities consist of various natural gas processing plants, a treating plant, a gathering system, and related assets and rights.

      2. The Seller owns all of the beneficial interests in the assets referenced in item 1 above through the Seller's ownership of the following equity interests:


                                                                                              Partnership
                                                    Partnership                                Percentage
    Acquired Companies               GP               Interest                LP                Interest
    ------------------               --               --------                --                --------
El Paso Hydrocarbons, L.P.  El Paso Field              1.00%       El Paso Transmission,         90.00%
                            Services Management,                   L.L.C.
                            Inc.                                   El Paso Field Services        9.00%
                                                                   Holding Company

El Paso NGL Marketing       El Paso Field              1.00%       El Paso Transmission,         99.00%
Company, L.P.               Services Management,                   L.L.C.
                            Inc.

      3. Subject to the terms and conditions set forth in this Agreement, the Seller will sell to the Buyer, and the Buyer will purchase and acquire from the Seller, the Seller's beneficial interest in such assets/facilities in a transaction pursuant to which:

            - the Seller would transfer record and beneficial ownership of such equity interests to the Buyer (or its designee); and

            - the Buyer would pay to the Seller the consideration described in this Agreement.

      In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    AGREEMENT

1. Definitions.

            "ACQUIRED COMPANIES" means El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P., each a Delaware limited partnership.

            "ACQUIRED COMPANY ASSETS" means all assets and rights owned by each of the Acquired Companies, with the material real property interests, gas plants, pipeline gathering systems and tangible personal property comprising such assets being generally described on Exhibit A.

            "ACQUIRED COMPANY EQUITY INTERESTS" means the Hydrocarbons GP Interest, the Hydrocarbons LP Interest, the Marketing GP Interest and the Marketing LP Interest, all of which are being acquired by the Buyer pursuant to this Agreement through the Acquired Company Equity Interests Assignment.

            "ACQUIRED COMPANY EQUITY INTERESTS ASSIGNMENT" means the assignment of equity interests in the form of Exhibit B.

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

            "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that the Acquired Companies shall be deemed to be Affiliates (i) prior to the Closing, of the Seller and the Seller Parent and (ii) on and after the Closing, of the Buyer.

            "AGREEMENT" has the meaning set forth in the preface.

            "BEST EFFORTS" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have an adverse effect on such Person and would require an expense of such Person in excess of $250,000.

            "BUYER" has the meaning set forth in the preface.

            "BUYER GP" means Enterprise Products OLPGP, Inc. , a Delaware corporation and the general partner of the Buyer.

            "BUYER INDEMNITEES" means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

            "BUYER PARTY" means each of (i) the Buyer, (ii) each Affiliate of the Buyer (other than, prior to Closing, the Acquired Companies) in which the Buyer owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iii) immediately after the Closing, each of the Acquired Companies.

            "CLOSING" has the meaning set forth in Section 2(c).

            "CLOSING DATE" has the meaning set forth in Section 2(c).

            "CLOSING STATEMENT" has the meaning set forth in Section 2(e)(i).

            "CODE" means the Internal Revenue Code of 1986, as amended, or any successor Law.

            "COMMITMENT" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

            "CONFIDENTIALITY AGREEMENT" has the meaning set forth in the Merger Agreement.

            "DELAWARE LLC ACT" means the Delaware Limited Liability Company Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

            "DELAWARE LP ACT" means the Delaware Revised Uniform Limited Partnership Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

            "EFFECTIVE TIME" means the point in time immediately following the last day of the calendar month immediately preceding the calendar month in which the Closing occurs.

            "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge, security interest, purchase or preferential right, right of first refusal, option or other defect in title.

            "ENVIRONMENTAL LAW" and "ENVIRONMENTAL LAWS" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of and agreements between a person that is subject to the applicable representation and any Governmental Authority and rules of common law pertaining to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time, and all other environmental conservation and protection laws.

            "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 4(i).

            "EQUITY INTEREST" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EXCHANGE AGREEMENT" has the meaning set forth in Section 9(p).

            "FIELD SERVICES" means El Paso Field Services Management, Inc., a Delaware corporation.

            "FINANCIAL INFORMATION" has the meaning set forth in Section
4(k)(i).

            "FUNDAMENTAL REPRESENTATIONS" means those representations and warranties contained in Sections 3(a)(i) (Organization and Good Standing), 3(a)(ii) (Authorization of Transaction), 3(a)(iii)(A) (Noncontravention), 3(b)(i) (Organization of the Buyer), 3(b)(ii) (Authorization of Transaction), 3(b)(iii)(A) (Noncontravention) and 4(c)(iii) (Capitalization of Acquired Companies).

            "GAAP" means accounting principles generally accepted in the United States consistently applied.

            "GOVERNMENTAL AUTHORITY" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

            "HAZARDOUS SUBSTANCES" means any (i) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law;
(ii) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (iii) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and natural gas and any components, fractions, or derivatives thereof.

            "HOLDING" means El Paso Field Services Holding Company, a Delaware corporation.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

            "HYDROCARBONS" means El Paso Hydrocarbons, L.P., a Delaware limited partnership.

            "HYDROCARBONS GP INTEREST" means the entire general partnership interest in Hydrocarbons which has a percentage interest in Hydrocarbons equal to 1.00%.

            "HYDROCARBONS LP INTEREST" means the entire limited partnership interest in Hydrocarbons which has a percentage interest in Hydrocarbons equal to 99.00%.

            "INDEBTEDNESS" means, with respect to any Person, on a consolidated basis, all Obligations of the Person to other Persons (including Affiliates) for
(a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, and (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person.

            "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d).

            "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d).

            "INTERIM PERIOD" has the meaning set forth in Section 5(j).

            "INVENTORY" means, collectively, the volume of natural gas, natural gas liquids, and condensate that are owned by the Acquired Companies as of the Effective Time, whether held in storage facilities, as pipeline linefill or as fractionator retainage.

            "KNOWLEDGE" means as to each individual listed on Schedule 1(a) as follows: such individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination; and in the case of Joel D. Moxley only, after due inquiry by Joel D. Moxley.

            "LAW" or "LAWS" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

            "LEGAL RIGHT" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not constitute a violation, termination or breach of, or require any payment under, or cause or permit any termination under, any contract or agreement; arrangement; or applicable Law.

            "MAINTENANCE CAPITAL COSTS" has the meaning set forth in Section
5(j).

            "MAINTENANCE COMPARISON AMOUNT" has the meaning set forth in Section 5(j).

            "MAINTENANCE EXCESS" has the meaning set forth in Section 5(j).

            "MAINTENANCE SHORTFALL" has the meaning set forth in Section 5(j).

            "MARKETING" means El Paso NGL Marketing Company, L.P., a Delaware limited partnership.

            "MARKETING GP INTEREST" means the entire general partnership interest in Marketing which has a percentage interest in Marketing equal to 1.00%.

            "MARKETING LP INTEREST" means the entire limited partnership interests in Marketing which has a combined percentage interest in Marketing equal to 99.00%

            "MATERIAL ADVERSE EFFECT" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, Obligations, businesses, operations or results of operations of the Acquired Companies that is, or could be reasonably expected to be, material and adverse to the Acquired Companies taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

            "MERGER AGREEMENT" means that certain Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C.

            "MERGER CLOSING" means the consummation of the transactions contemplated by the Merger Agreement, as evidenced by the execution and filing with the Office of the Secretary of the State of Delaware of the Articles of Merger referenced in such Merger Agreement.

            "MISCELLANEOUS ASSETS" has the meaning set forth in Section
11(o)(ii).

            "OBLIGATIONS" means duties, liabilities and obligations, whether vested, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

            "ORGANIZATIONAL DOCUMENTS" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

            "PARENT COMPANY AGREEMENT" means the Parent Company Agreement dated December 15, 2003, by and among the Seller Parent, Enterprise Products Partners L.P. and various other parties.

            "PARTY" and "PARTIES" have the meanings set forth in the preface.

            "PERMITTED ENCUMBRANCES" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) inchoate, mechanic's, materialmen's, and similar liens; provided that such liens were incurred either (a) in the Ordinary Course of Business, (b) for which adequate reserve accounts have been established in accordance with GAAP or (c) the amounts that are secured by such liens as of the Effective Time are included in the Working Capital calculation; (iii) any inchoate liens or other Encumbrances created pursuant to any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on
Schedule 1(b) for which amounts are not due; and (iv) easements, rights-of-way, restrictions and other similar Encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

            "PERSON" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

            "POST-CLOSING TAX PERIOD" means any Tax period beginning after the Effective Time.

            "POST-CLOSING TAX RETURN" means any Tax Return that is required to be filed for any of the Acquired Companies, the Seller or any of its Affiliates with respect to a Post-Closing Tax Period.

            "PRE-CLOSING OBLIGATIONS" mean (other than Obligations for which the Buyer Indemnitees are entitled to be indemnified under Sections 8(b)(iii)-(iv)) all Obligations associated with, arising out of, or related to the ownership or operation of the Acquired Company Assets and attributable to the period ending immediately prior to Closing, but excluding Obligations attributable to the period commencing on or after the Effective Time. The provisions of the preceding sentence shall not constitute any amendment or modification of Section 8 other than Section 8(b)(v).

            "PRE-CLOSING TAX PERIOD" means any Tax periods or portions thereof ending on or before the Effective Time.

            "PRE-CLOSING TAX RETURN" means any Tax Return that is required to be filed for any Acquired Companies, the Seller or any of its Affiliates with respect to a Pre-Closing Tax Period.

            "PREFERENTIAL RIGHTS" has the meaning set forth in Section 4(j).

            "PRIME RATE" means the prime rate reported in The Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

            "PROPOSED CLOSING STATEMENT" has the meaning set forth in Section 2(e)(i).

            "PURCHASE PRICE" means $150 million plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

            "PURCHASE PRICE DECREASES" means, without duplication, (i) 100% of all cash distributions made by the Acquired Companies after the Effective Time (exclusive of cash distributions pertaining to Retained Items) and (ii) the amount of the Maintenance Shortfall (if any).

            "PURCHASE PRICE INCREASES" means, without duplication, the following: (i) the interest on the Purchase Price from and including the Effective Time to, but excluding, the Closing Date at a rate per annum equal to the Prime Rate plus two percent, calculated on the basis of a year of 365 days,
(ii) 100% of all cash contributions made by Seller to the Acquired Companies after the Effective Time (exclusive of cash contributions used to pay any Retained Obligations or Indebtedness), (iii) the amount of the Maintenance Excess (if any), and (iv) the value of all Inventory owned by the Acquired Companies as of the Effective Time, as such value is determined in accordance with Section 2(e)(vi).

            "RECORDS" has the meaning set forth in Section 6(d).

            "RELEASE" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

            "RETAINED ITEMS" means the Working Capital (exclusive of Inventory), agreements and other items described on Exhibit C.

            "RETAINED OBLIGATIONS" means all Obligations, regardless of when such Obligations actually arise or arose, associated with, arising out of, or related to the ownership, operation or existence of the Retained Items.

            "RIGHTS OF WAY" means any and all rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land associated with, arising out of, or related to the ownership or operation of the Acquired Company Assets.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

            "SELLER" has the meaning set forth in the preface.

            "SELLER'S DISCLOSURE SCHEDULES" is defined in Section 5(h).

            "SELLER INDEMNITEES" means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

            "SELLER PARENT" has the meaning set forth in the preface.

            "SELLER PARTY" means each of (i) the Seller, (ii) the Seller Parent,
(iii) each Affiliate of the Seller (other than, after the Closing, the Acquired Companies) in which the Seller owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iv) up to and through the Closing, each of the Acquired Companies.

            "STRADDLE PERIOD" means a Tax period or year commencing before and ending after the Effective Time.

            "STRADDLE RETURN" means a Tax Return for a Straddle Period.

            "SUBJECT CONTRACTS" has the meaning set forth in Section 4(g).

            "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties,
capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "TAX RECORDS" means all Tax Returns and Tax-related work papers relating to any Acquired Company Asset.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d).

            "TRANSACTION AGREEMENTS" means this Agreement, the Acquired Company Equity Interests Assignments, the Exchange Agreement (if applicable), and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

            "TRANSMISSION" means El Paso Transmission, L.L.C., a Delaware limited liability company.

            "WORKING CAPITAL" means current assets and current liabilities as of the Effective Time as determined in accordance with GAAP.

2. The Transaction.

      (a) Sale of Acquired Company Equity Interests. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer (or its designee(s)) the Acquired Company Equity Interests, free and clear of any Encumbrances, and the Buyer agrees (or agrees to cause its designee(s)) to purchase the Acquired Company Equity Interests.

      (b) Consideration. In consideration for the assignment of the Acquired Company Equity Interests, the Buyer agrees to pay the Seller the Purchase Price in cash by wire transfer of immediately available federal funds.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Seller, commencing at 10:00 a.m., local time, on the earlier to occur of (i) the date of the Merger Closing or (ii) such other date as the Parties may mutually determine (the "CLOSING DATE").

      (d) Deliveries at the Closing. At the Closing,

            (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o);

            (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b);

            (iii) the Seller shall execute and deliver the Acquired Company Equity Interests Assignment covering the Acquired Company Equity Interests;

            (iv) the Seller shall deliver to the Buyer an assignment in a form reasonably acceptable to the Buyer, duly executed by all parties thereto, whereby all of the Retained Items are assigned by the Acquired Companies to the Seller (or its designee) effective as of a date prior to the Closing Date;

            (v) the Seller shall deliver to the Buyer true and complete copies of the agreements referenced in Section 5(i), executed by all parties thereto;

            (vi) the Seller shall deliver to the Buyer the Proposed Closing Statement;

            (vii) the Seller shall have delivered to the Buyer certified copies of the Organizational Documents of each of the Acquired Companies and certificates of good standing for each of the Acquired Companies as of the Closing Date from the applicable Governmental Authorities in Delaware, Texas and each other jurisdiction that requires qualification for such Acquired Companies;

            (viii) the Seller shall have delivered to the Buyer a certificate attesting:

                  (A) that each of the conditions specified in Sections 7(a)(i)-7(a)(vi) is satisfied in all respects,

                  (B) to the resolutions of the respective Board of Directors (or general partner, in the case of any limited partnership) of the Seller Parent and Seller authorizing the execution and delivery of this Agreement by Seller Parent and Seller and the consummation by Seller Parent and Seller of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and

                  (C) to the incumbency and signature of each officer of Seller Parent or Seller who has executed this Agreement.

            (ix) the Buyer shall have delivered to the Seller a certificate of good standing for the Buyer and its designee from the Secretary of State of Delaware; and

            (x) the Buyer shall have delivered to the Seller a certificate attesting:

                  (A) that each of the conditions specified in Section 7(b)(i)-7(b)(vi) is satisfied in all respects

                  (B) to the resolutions of the Board of Directors of the Buyer GP authorizing the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and

                  (C) to the incumbency and signature of each officer of the Buyer who has executed this Agreement.

            (xi) the Seller shall deliver to the Buyer, if applicable, documents necessary to release the Acquired Companies, Acquired Company Equity Interests and Acquired Company Assets from Obligations and liens related to Indebtedness of any Seller Party; and

            (xii) the Parties shall execute and/or deliver, or cause to be executed and/or delivered, to each other the other Transaction Agreements (including the Exchange Agreement, if applicable).

      (e) Proposed Closing Statement and Post-Closing Adjustment.

            (i) On or prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the "PROPOSED CLOSING STATEMENT"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Seller's good faith estimate, including reasonable detail, of the Purchase Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(e)(ii), the "CLOSING STATEMENT").

            (ii) Upon receipt of the Closing Statement, the Seller and the Seller's independent accountants shall be permitted during the succeeding 60-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Seller may reasonably request in connection with its review of the Closing Statement. Within 60 days of receipt of the Closing Statement, the Seller shall deliver to the Buyer a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Seller does not raise objections within such period, then, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Seller raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Seller's receipt of the Closing Statement, any such disputed item shall be submitted to an independent "Big-Four" accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.

            (iii) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Seller in cash the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer (or its designee) in cash the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(e)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Seller's objections thereto pursuant to Section 2(e)(ii)).

            (iv) Any payments pursuant to this Section 2(e) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. If payment is being made after the fifth business day referred to in Section 2(e)(iii), the amount of the payment to be made pursuant to this Section 2(e) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

            (v) The Seller shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Buyer, and, if requested, to the Seller's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(e)(ii).

            (vi) The value of the Inventory, as of the Effective Time, shall be mutually determined by the Seller and the Buyer, each acting reasonably, and shall be adjusted to take into account (i) the market valuation of contracts of the Acquired Companies for the fixed price forward sale of propane that are in effect as of the Effective Time using a mutually determined mark-to-market valuation, less an amount equal to the prepaid purchase price associated with the propane inventory corresponding to such contracts, and (ii) any physical exchange imbalances of natural gas, natural gas liquids, and condensates attributable to the Acquired Companies as of the Effective Time. If within 45 days following the Closing Date the Seller and the Buyer have not reached an agreement with regard to the value of any such Inventory, then the Seller and the Buyer shall engage an independent "Big-Four" accounting firm to determine such value and the determination by such accounting firm shall be binding upon the Parties. Each of the Seller and the Buyer shall bear and pay one-half of the fees and expenses of such accounting firm arising out of such engagement.

            (vii) Except as set forth in Sections 2(e)(ii) and 2(e)(vi), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

3.    Representations and Warranties Concerning the Transaction.

      (a) Representations and Warranties of the Seller. The Seller and the Seller Parent hereby jointly and severally represent and warrant to the Buyer as follows:

            (i) Organization and Good Standing. Each of Seller and Seller Parent is an entity duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is in good standing under the Laws of jurisdictions which require such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

            (ii) Authorization of Transaction. Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(g) and as set forth on Schedule 3(a)(ii), no Seller Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party.

            (iii) Noncontravention. Except as contemplated by Section 5(g) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement to which any Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which any Seller Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets or any of the Acquired Company Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Seller or any other Seller Party to consummate the transactions contemplated by such Transaction Agreement.

            (iv) Brokers' Fees. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (v) Taxes. To the Knowledge of each Seller Party, the Seller has (i) duly filed all material Tax Returns required to be filed by or with respect to the Seller or its assets or operations with the Internal Revenue Service or other applicable taxing authority, (ii) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority and (iii) made all material deposits required with respect to Taxes. To the Knowledge of each Seller Party, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the operations of the Acquired Companies, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the operations of the Acquired Companies has been given by or requested from Seller with respect to any Tax year.

      (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

            (i) Organization of the Buyer. Each Buyer Party is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each Buyer Party is in good standing under the Laws of the State of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a material adverse effect on its business, operations or financial condition.

            (ii) Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as contemplated by Section 5(g) and as set forth on Schedule 3(b)(ii), no Buyer Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement.

            (iii) Noncontravention. Except as contemplated by Section 5(g) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which such Buyer Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by such Transaction Agreement.

            (iv) Brokers' Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            (v) Investment. The Buyer is not acquiring the Acquired Company Equity Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests, understands that this investment involves substantial risks, has adequately investigated the Acquired Company Equity Interests, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests, and is able to bear the economic risks of such investment. The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies, has received all materials, documents and other information that the Buyer deems necessary or advisable to evaluate the Acquired Companies, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Acquired Companies. The Buyer has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Acquired Companies) as the Buyer deems adequate.

4. Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and Acquired Company Assets. The Seller and the Seller Parent hereby jointly and severally represent and warrant to the Buyer as follows:

      (a) Organization, Qualification, and Company Power. Each of the Acquired Companies (x) is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware, except where the lack of such organization, existence or good standing would not have a Material Adverse Effect; (y) is in good standing under the Laws of the State of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the lack of such power and authority would not have a Material Adverse Effect.

      (b) Noncontravention. Except as contemplated by Section 5(g) or as set forth in Schedule 4(b), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any Law to which any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any of the Acquired Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Seller Party to consummate the transactions contemplated by such Transaction Agreement.

      (c) Title to and Condition of Acquired Company Assets.

            (i) Each of the Acquired Companies has good, marketable and indefeasible title to all of its respective Acquired Company Assets in each case free and clear of all Encumbrances, except for Permitted Encumbrances, and the Acquired Company Assets and the Miscellaneous Assets constitute all of the assets and rights necessary for the operation and business of the Acquired Companies in order to generate the financial results set forth in the Financial Statements. The material real property interests, gas plants, pipeline gathering systems and other material assets comprising the Acquired Company Assets are described on Exhibit A. The operations of the Acquired Company Assets are the only operations reflected in the Financial Statements.

            (ii) To the Seller's Knowledge, except as disclosed in Schedule 4(c)(ii), the Acquired Company Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs in the Ordinary Course of Business and the repairs contemplated by Section 5(j).

            (iii) Capitalization of the Acquired Companies.

                  (A) The capitalization of the Acquired Companies is as \ follows:

                        (1) The Hydrocarbons GP Interest and Hydrocarbons LP Interest constitute all of the Equity Interests of Hydrocarbons. Field Services owns (beneficially and of record) 100% of the Hydrocarbons GP Interest, and Transmission and Holding collectively own (beneficially and of record) 100% of the Hydrocarbons LP Interest.

                        (2) The Marketing GP Interest and Marketing LP Interest constitute all of the Equity Interests of Marketing. Field Services owns (beneficially and of record) 100% of the Marketing GP Interest, and Transmission owns (beneficially and of record) 100% of the Marketing LP Interest.

                  (B) The Seller Parent directly or indirectly owns 100% of each Seller. All of the Acquired Company Equity Interests are uncertificated. The Acquired Company Equity Interests constitute 100% of the issued and outstanding Equity Interests of the Acquired Companies, and have been duly authorized, and are validly issued and fully paid and (except (i) as set forth to the contrary in the applicable governing documents and (ii) as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act with respect to limited partnership interests) non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, limited partnership Laws, partnership and joint venture Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents, (x) the Acquired Company Equity Interests are held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any of the Acquired Companies. No Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Equity Interest of any of the Acquired Companies.

                  (C) After the consummation of the transactions contemplated in this Agreement, the Buyer or its designees shall own, directly or indirectly, 100% of the Acquired Company Equity Interests.

            (iv) Acquired Company Asset Ownership. Other than the limited partnership interests described on Exhibit B, none of the Acquired Companies own, directly or indirectly (and the Acquired Company Assets do not include), an Equity Interest in any other Person. The Acquired Companies own no assets other than the Acquired Company Assets and the Retained Items and have no operations or Obligations other than those directly related to the operation of the Acquired Company Assets and the Retained Items.

            (v) Encumbrances for Borrowed Money. Except for those Obligations and liens to be released prior to the Closing or related to the operation of the Acquired Company Assets, the Acquired Companies are not a party or subject to any borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Acquired Company Equity Interests or the Acquired Company Assets.

      (d) Material Change. Except as set forth in Schedule 4(d), since October 31, 2003 (and except as expressly set forth in the Financial Statements):

            (i) there has not been any Material Adverse Effect;

            (ii) the Acquired Company Assets have been operated and maintained in the Ordinary Course of Business;

            (iii) there has not been any damage, destruction or loss to any portion of the Acquired Company Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

            (iv) there has been no purchase, sale or lease of any material asset included in the Acquired Company Assets;

            (v) there has been no actual, pending, or, to the Seller's Knowledge, threatened change affecting any of the Acquired Company Assets with any customers, licensors, suppliers, distributors or sales representatives of or working for the benefit of any of the Acquired Companies, except for changes that do not have a Material Adverse Effect;

            (vi) there has been no (x) amendment or modification in any material respect to any Subject Contract or any other contract or agreement material to the Acquired Company Assets, or (y) termination of any Subject Contract or any other contract or agreement material to the Acquired Company Assets before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business; except for amendment, modifications or terminations that do not have a Material Adverse Effect;

            (vii) except in the Ordinary Course of Business, none of the Acquired Companies have incurred (or assumed responsibility for or guaranteed) any Indebtedness other than Indebtedness to be retired prior to or in connection with the Closing; and

            (viii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

      (e) Legal Compliance. Each of the Acquired Companies are in compliance, and at all times since January 1, 2001, have complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. Neither Seller nor Seller Parent makes any representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

      (f) Tax Matters. Each of the Acquired Companies have been classified as a partnership for U.S. federal income tax purposes from its inception. Except as set forth in Schedule 4(f) or as would not have a Material Adverse Effect, the Acquired Companies have timely filed all Tax Returns with respect to the Acquired Companies and the Acquired Company Assets that they were required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due by any of the Acquired Companies or with respect to the Acquired Company Assets on any such Tax Returns have been paid. Additionally, there is no dispute or claim concerning any Tax liability of the Acquired Companies related to the Acquired Companies or the Acquired Company Assets claimed or raised in writing by any Governmental Authority.

      (g) Contracts and Commitments. Except for contracts entered into after the date hereof as permitted pursuant to Section 5(c)(v) and those identified in
Section 5(i), Schedule 4(g)(i) contains a list of the contracts, agreements and commitments having a remaining term of more than one month to which any of the Acquired Companies are a party and which provide for a material amount of revenues to be paid to any of the Acquired Companies or which impose on any of the Acquired Companies any material Obligation (the "SUBJECT CONTRACTS"), and each such Subject Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. The Subject Contracts constitute all of the material contracts, agreements, and commitments, in effect as of October 1, 2003, necessary for the operation and business of the Acquired Companies and the Acquired Company Assets, as applicable, in order to generate the financial results set forth in the Financial Statements. The Seller Parties have performed all material obligations required to be performed by them to date under the Subject Contracts, and are not in default under any obligation of any such contract, except when such default would not have a Material Adverse Effect. To the Seller's Knowledge, no other party to any Subject Contract is in default thereunder.

      (h) Litigation.

            (i) Schedule 4(h) sets forth each instance in which any of the Acquired Companies or any of the Acquired Company Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement agreement, deficiency letter or charge or (B) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

            (ii) No Seller Party has Knowledge of any facts that such relevant Persons reasonably believe are likely to give rise to any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of the them giving rise to any Obligation to which any of the Acquired Companies or any of the Acquired Company Assets would be subject that could reasonably be expected to result in a Material Adverse Effect.

      (i) Environmental Matters. Except as set forth in Schedule 4(i):

      Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Acquired Companies and their respective businesses, operations, and properties have been and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the Acquired Companies under Environmental Laws (the "ENVIRONMENTAL PERMITS"); (b) the Acquired Companies have obtained or filed for all Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such Environmental Permits are currently in full force and effect; (c) the Acquired Companies and their respective businesses, operations, and properties are not subject to any pending or, to the Seller's Knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases or, to the Seller's Knowledge, threatened Releases of Hazardous Substances on, under or from the properties of the Acquired Companies; (e) the Acquired Companies have not received, to the Seller's Knowledge, any written notice asserting an alleged liability or obligation under any Environmental Laws against the Acquired Companies with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Acquired Companies; (f) to the Seller's Knowledge, there has been no exposure of any person or property to Hazardous Substances in connection with the Acquired Companies' businesses, operations, or properties that could reasonably be expected to lead to tort claims by third parties of damages or compensation; and
(g) the Seller has made available (or will make available within 60 days following the date of this Agreement) to the Buyer complete and correct copies of all environmental site assessment reports, studies, and correspondence on environmental matters that are in the possession of the Acquired Companies, the Seller or any Affiliate of the Seller and relating to the respective businesses, operations, or properties of the Acquired Companies.

Neither Seller nor Seller Parent makes any representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i).

      (j) Preferential Purchase Rights. Except as set forth on Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Equity Interest in any of the Acquired Companies, or any of the Acquired Company Assets, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement (the "PREFERENTIAL RIGHTS").

      (k) Financial Information.

            (i) Attached as Schedule 4(f)(i) are the following (the "FINANCIAL INFORMATION"):

                  (A) Balance sheet for El Paso Hydrocarbons, L. P. as of October 31, 2003:

                  (B) Income statement for El Paso Hydrocarbons, L.P. for the ten month period ended October 31, 2003; and

                  (C) Income statement for El Paso NGL Marketing, L.P. for the ten month period ended October 31, 2003.

            (ii) Financial Information is unaudited financial data for the Acquired Companies. The Financial Information is derived from the books and records of the Seller and was prepared on a basis consistent with that of the audited consolidated financial statements of Seller Parent. However, the Financial Information does not include all closing adjustments or disclosures required to be included in conformity with

GAAP. The Financial Information is true, correct and complete and fairly presents in all material respects the results of the operations and the financial Obligations and financial condition of the Acquired Companies for the periods covered thereby.

      (l) Employee Matters. None of the Acquired Companies have had employees since December 22, 2000.

      (m) Prohibited Events. None of the matters described in Section 5(c) have occurred since October 31, 2003.

      (n) Regulatory Matters. No Seller Party or any of the Acquired Companies is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Except as set forth on Schedule 4(n), none of the Acquired Company Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

      (o) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Acquired Company Assets and the officers of the Seller and
(ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

      (a) General. The Buyer shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Seller's conditions to closing in Section 7(b). The Seller and the Seller Parent shall use their Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Buyer's conditions to closing in Section 7(a).

      (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur simultaneously with the Merger Closing.

      (c) Operation of Business. The Seller and the Seller Parent shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, cause or (to the extent any Seller Party or its Affiliate has the Legal Right) permit any of the Acquired Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or, with respect to the Acquired Company Assets, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed as to the matters addressed in clauses (ii), (iii), (iv), (v) (B), (C) and (D), and (vii) below), the Seller and the Seller Parent shall not, and shall not cause or (to the extent any Seller Party has the Legal Right) permit any of the Acquired Companies to, do any of the following:

            (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any of the Acquired Companies or any Commitments with respect to any Equity Interest of any of the Acquired Companies;

            (ii) cause or allow any part of the Acquired Company Assets to become subject to an Encumbrance, except for Permitted Encumbrances;

            (iii) amend in any material respect any contract or agreement material to the Acquired Company Assets or any of the Acquired Companies (or any of the Acquired Companies' Organizational Documents) or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement expires in accordance with its terms in the Ordinary Course of Business;

            (iv) except as required by Law, make, change or revoke any Tax election relevant to any of the Acquired Companies or Acquired Company Asset;

            (v) (A) acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets on behalf of the Acquired Companies; (B) on behalf of the Acquired Companies, incur any Indebtedness or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for intercompany borrowing among the Acquired Companies in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets of the Acquired Companies, other than sales of goods or services in the Ordinary Course of Business; or (D) enter into or amend a material contract, agreement, commitment, or arrangement with respect to any matter set forth in this Section 5(c)(v) or otherwise not in the Ordinary Course of Business;

            (vi) change any Acquired Companies' accounting practices in any material respect; or

            (vii) initiate or settle any litigation, complaint, rate filing or administrative proceeding related to the Acquired Companies.

      (d) Intentionally Omitted.

      (e) Full Access. To the extent they have the Legal Right, the Seller and the Seller Parent shall permit, and shall cause their Affiliates to permit, representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to any of the Acquired Companies or any of the Acquired Company Assets.

      (f) Liens and Encumbrance. Prior to the Closing, the Seller shall obtain releases of all liens on any Acquired Company Equity Interest or Acquired Company Asset securing, and Acquired Company Obligations relating to Indebtedness, without any post-Closing liability or expense to any of the Acquired Companies, Acquired Company Asset, or any Buyer Party, and shall provide proof of such releases to the Buyer at the Closing.

      (g) HSR Act. The Parties shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act. The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act. The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority. Anything herein to the contrary notwithstanding, however, nothing in this Agreement shall require the Buyer or any of its Affiliates to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Buyer or its Affiliates, whether as a condition of obtaining any approval from a Governmental Authority or any other Person or for any other reason.

      (h) Notice of Developments. The Seller will give prompt written notice to the Buyer and supplement or amend Seller's disclosure schedules attached hereto (the "SELLER'S DISCLOSURE SCHEDULES") with respect to any applicable development occurring after the date of this Agreement, or any applicable item about which the Seller did not have Knowledge on the date of this Agreement. The Seller will also promptly supplement Schedule 4(g)(i) with respect to any contract entered into after the date hereof pursuant to Section 5(c)(v). The Buyer will give prompt written notice to the Seller of any applicable development (including any actual or anticipated breach or violation of any representation, warranty or covenant herein) occurring after the date of this Agreement, or any applicable item about which the Buyer did not have Knowledge on the date of this Agreement.

      (i) Various Agreements. Prior to the Closing Date, the Seller and the Seller Parent shall cause the following to occur:

            (i) Hydrocarbons shall enter into agreements with the counterparties described in Schedule 5(i)(i) and shall provide a copy of such agreements to the Buyer, each such agreement to contain terms no less favorable to Hydrocarbons than the terms applicable to such agreement set forth in Schedule 5(i)(i);

            (ii) Marketing shall assign to the Seller (or its designee), and such assignee shall assume all obligations of Marketing under, those agreements listed in Exhibit C labeled as "Agreements to be Assigned;" ---------

            (iii) Termination of that certain Operating Agreement for the Delmita gathering system between El Paso Field Services, L.P. and the Acquired Companies; and

            (iv) Consents executed by Transmission, Field Services and Holding whereby such parties consent to the assignment of the general and limited partnerships in Hydrocarbons and Marketing as contemplated by this Agreement.

      (j) 2004 Maintenance.

            (i) Commencing as of January 1, 2004, the Seller and the Seller Parent shall cause the Acquired Company Assets to be maintained and repaired at the level that a prudent operator of similar assets would maintain and repair the Acquired Company Assets. The Seller shall maintain or cause to be maintained accurate and complete records regarding Maintenance Capital Costs (hereinafter defined) incurred by the Acquired Companies with respect to the period beginning January 1, 2004 and ending as of the day preceding the Effective Time (the "INTERIM PERIOD"). As used herein the term "MAINTENANCE CAPITAL COSTS" means (A) expenditures incurred by the Acquired Companies during the Interim Period that are classified as capitalized maintenance costs in accordance with GAAP and (B) expenditures covered by the 2004 Revised Maintenance Budget attached as Schedule 5(j)(i).

            (ii) As used herein the term "MAINTENANCE COMPARISON AMOUNT" means the sum of the product of $666,666 multiplied by the number of months falling between the beginning of calendar year 2004 and the Effective Time; provided, if the Effective Time occurs after January 1, 2005, for each month in 2005 the preceding reference to "$666,666" shall be deemed to be "366,666". If the total Maintenance Capital Costs exceed the Maintenance Comparison Amount, then such excess shall be referred to herein as the "MAINTENANCE EXCESS"; and if the Maintenance Capital Costs are less than the Maintenance Comparison Amount, then such deficiency shall be referred to herein as the "MAINTENANCE SHORTFALL".

6. Post-Closing Covenants. The Parties agree as follows:

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any of the Acquired Companies or the Acquired Company Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

      (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Seller or any of its Affiliates with respect to the Acquired Companies or the Acquired Company Assets. The Buyer and the Seller shall cooperate to effect all such substitutions within 90 days of the Closing Date and the Buyer shall indemnify and hold the Seller harmless from and against any Adverse Consequences (including the costs to the Seller of maintaining such surety bonds and guarantees) arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Seller from any surety or guaranty obligations with respect to the Acquired Companies or the Acquired Company Assets.

      (d) Delivery and Retention of Records. On or promptly after the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies or the Acquired Company Assets that are in the possession or control of the Seller or any of its Affiliates (the "RECORDS"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

7. Conditions to Obligation to Close. All proceedings to be taken and all documents to be exchanged and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously unless otherwise provided in this Agreement, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties of the Seller and the Seller Parent contained in Sections 3(a) and 4 must be true and correct in all respects and the Seller must have performed and complied in all respects with its covenants hereunder (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except for any breach of any such representations and warranties as of the Closing (rather than the date of this Agreement) due to actions taken by the Seller in compliance with Sections 5(c) or 11(p) and except where the failure of such representations and warranties to be correct and the failure of such obligations to be performed (combined with any similar failures under the Merger Agreement) could not, in the aggregate, reasonably be expected to result in a GulfTerra Material Adverse Effect (as defined in the Merger Agreement);

            (ii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

            (iii) the Seller must have obtained all material Governmental Authority and third party consents, including any material consents specified in Sections 3(a)(ii), 3(a)(iii) and 4(b) and including the corresponding Schedules, except where such failure could not reasonably be expected to result in a GulfTerra Material Adverse Effect;

            (iv) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

            (v) delivery by Seller of resignations by (or evidence of removal of) all officers, managers and members of the Board of Directors or similar governing board of each of the Acquired Companies from such positions (unless otherwise directed by the Buyer) except where such failure could not reasonably be expected to result in a GulfTerra Material Adverse Effect; and

            (vi) the Merger Closing shall have occurred.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties of the Buyer contained in
Section 3(b) must be true and correct in all respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except where all breaches of such representations and warranties would (or reasonably could be expected to) result in Adverse Consequences of less than $2 million in the aggregate;

            (ii) the Buyer must have performed and complied in all respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value), except where all breaches of such covenants would (or reasonably could be expected to) result in Adverse Consequences of less than $2 million in the aggregate;

            (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

            (iv) the Seller must have obtained all material Governmental Authority and third party consents, including material consents specified in Sections 3(a)(ii), 3(a)(iii) and 4(b) and including the corresponding Schedules;

            (v) intentionally omitted;

            (vi) any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period; and

            (vii) the Merger Closing shall have occurred.

The Seller may waive any condition specified in this Section 7(b) if they execute a writing so stating at or before the Closing.

      (c) Effect of Supplements to Schedules. For the purpose of determining whether the conditions set forth in this Section 7 have been fulfilled, the Seller's Disclosure Schedules shall be deemed to include all information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

8. Remedies for Breaches of this Agreement.

      (a) Survival of Representations and Warranties. (i) All of the representations contained in Sections 3 and 4 (other than the Fundamental Representations and Sections 4(c)(i) (Title to Assets), 4(c)(ii) (Condition of Assets) and 4(f) (Tax Matters)) shall survive the Closing for a period of two years after the Closing Date; (ii) the representations and warranties contained in Sections 4(c)(i) (Title to Assets) and 4(c)(ii) (Condition of Assets) shall survive the Closing for a period of three years after the Closing Date; (iii) the Fundamental Representations shall survive the Closing indefinitely; and (iv) the representations and warranties contained in Section 4(f) (Tax Matters) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement (other than those contained in Section 8(b)(iv) (Litigation) and the indemnities covering a breach of the Fundamental Representations or Section 4(f) (Tax Matters)) shall survive the Closing for a period of three years after the Closing Date. The covenants and obligations contained in Section 8(b)(iv) (Litigation) shall survive the Closing until 90 days after the expiration of the statute of limitations applicable to the applicable claim.

      (b) Indemnification Provisions for Benefit of the Buyer.

            (i) General Representations and Warranties. In the event: (x) any of the representations or warranties of the Seller or the Seller Parent is breached (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value contained herein (other than a Fundamental

Representation or a representation or warranty contained in Section 4(f) (Tax Matters), for which an aggregate deductible or aggregate ceiling set forth in this subsection will not apply); and (y) the Buyer makes a written claim for indemnification against the Seller and the Seller Parent pursuant to Section 11(g) within the applicable survival period specified in Section 8(a), then the Seller and the Seller Parent jointly and severally agree to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees by reason of each such breach; provided, that the Seller and the Seller Parent shall not have any obligation to indemnify the Buyer Indemnitees from and against any such Adverse Consequences by reason of such breaches (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible amount equal to 1.00% of the Purchase Price (except with respect to breaches of Section 4(c)(i) (Title to Assets), in which case the deductible amount shall be 0.1% of the Purchase Price) (after which point the Seller and the Seller Parent shall be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter
(B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Seller and the Seller Parent shall have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

            (ii) Covenants and Obligations and Other Representations and Warranties. In the event: (x) any of the covenants or obligations of the Seller or the Seller Parent in Sections 2 or 6 or any other covenants or obligations of the Seller or the Seller Parent in this Agreement, or any Fundamental Representation or representation or warranty contained in Section 4(f) (Tax Matters) by the Seller or the Seller Parent is breached (in each case without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value); and (y) the Buyer makes a written claim for indemnification against the Seller and the Seller Parent pursuant to Section 11(g) within the applicable survival period specified in Section 8(a), then (subject to the limitations in Section 8(b)(vi)) the Seller and the Seller Parent jointly and severally agree to release, indemnify and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees by reason of such breaches.

            (iii) ERISA. Subject to the limitations in Section 8(b)(vi), the Seller and the Seller Parent jointly and severally shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences resulting by reason of any of the Buyer Indemnitees having been aggregated with the Seller, the Seller Parent or any Affiliate of the Seller Parent under
Section 414(o) of the Code, or having been under "common control" with the Seller, the Seller Parent or such Affiliate within the meaning of Section 4001(a)(14) of ERISA.

            (iv) Litigation. Subject to the limitations in Section 8(b)(vi), in the event the Buyer makes a written claim for indemnification against the Seller and the Seller Parent within the applicable survival period specified in Section 8(a), then the

Seller and the Seller Parent jointly and severally shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences suffered by the Buyer Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to any of the Acquired Companies or any of the Acquired Company Assets on the Closing Date, including the matters listed on Schedule 4(h).

            (v) Retained and Pre-Closing Obligations. (A) The Seller and the Seller Parent jointly and severally agree to release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences with respect to the Retained Obligations, including any Tax attributable thereto. (B) The Seller and the Seller Parent jointly and severally agree to release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences with respect to the Pre-Closing Obligations; provided, however, that the Seller and the Seller Parent shall have no obligation to indemnify any Buyer Indemnified Indemnitee against any and all Adverse Consequences with respect to the Pre-Closing Obligations (i) unless Seller and Seller Parent has received a written claim for indemnification pursuant to Section 11(g) on or before the third anniversary of this Agreement and (ii) to the extent that the aggregate payments by the Seller and the Seller Parent with respect to such Pre-Closing Obligations would exceed 100% of the Purchase Price.

            (vi) Notwithstanding anything to the contrary contained in Sections 8(b)(i)-(v) with the exception of the Seller's and Seller Parent's indemnity obligations under Section 8(b)(ii) (with respect to the Fundamental Representations), and Section 8(b)(v) (Retained Obligations), the Seller and the Seller Parent shall not have any obligation to indemnify any Buyer Indemnitee under this Agreement to the extent that the payment thereof would cause the aggregate indemnity payments by the Seller and the Seller Parent under this Agreement to exceed 100% of the Purchase Price.

            (vii) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Seller or the Seller Parent of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

            (viii) Except for the rights of indemnification provided in this
Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller or the Seller Parent arising from any breach by the Seller or the Seller Parent of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

      (c) Indemnification Provisions for Benefit of the Seller.

            (i) In the event: (x) the Buyer breaches any of its representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value); and (y) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) within the applicable survival period specified in Section 8(a), then the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by such Seller Indemnitees by reason of all such breaches.

            (ii) Except to the extent the Seller and the Seller Parent are obligated to indemnify Buyer pursuant to Section 8(b), the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against the entirety of any Adverse Consequences relating to the ownership and operation of each of the Acquired Companies and each Acquired Company Asset (including those arising during, related to or otherwise attributable to the period commencing with the Effective Time).

            (iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

            (iv) Except for the rights of indemnification provided in this
Section 8, the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

      (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

            (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

            (iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

      (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus two percent interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

      (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be made in cash and treated as purchase price adjustments for Tax purposes.

9. Tax Matters.

      (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Company Assets or the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

      (b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Company Assets or Acquired Companies. The Seller shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

      (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies related to the portion of any Straddle Period occurring after the Effective Time. The Seller shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before and on the Effective Time. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Effective Time as the last day of the Tax period. If applicable Law shall not permit the Effective Time to be the last day of a period, then (i) real or personal property Taxes with respect to the Acquired Company Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Effective Time, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records.

      (d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within ten days after such payment, the Seller and the Buyer shall refer the matter to an independent "Big-Four" accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a

Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Effective Time.

      (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Acquired Company Assets and the Acquired Companies for whole or partial taxable periods on or before the Effective Time.

      (f) Indemnification. The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Effective Time. The Seller and the Seller parent jointly and severally agree to indemnify the Buyer against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Effective Time, and the Buyer Parties against all Taxes of or with respect to the Retained Items.

      (g) Cooperation on Tax Matters.

            (i) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (ii) The Buyer and the Seller further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

            (iii) The Buyer and the Seller agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

      (h) Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

      (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

      (j) Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Company Assets or the Acquired Companies for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has Knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then
(I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

      (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

      (l) Powers of Attorney. The Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

      (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

      (n) Purchase Price Allocation. The Seller and the Buyer agree that the actual Purchase Price allocable to the Acquired Company Assets shall be allocated to the Acquired Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Seller within 90 days after the Closing Date. The Seller and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. The Seller and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten days prior to the filing of such form with the Internal Revenue Service.

      (o) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibit D, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

      (p) Like Kind Exchanges. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind exchange" pursuant to Section 1031 of the Code. Each of the Buyer and the Seller agree to indemnify the other Party against any and all costs and expenses incurred with respect to furnishing such cooperation. Each Party may assign all or a portion of its rights under this Agreement to a "qualified intermediary" to facilitate a like-kind exchange. The agreement between the applicable Party and the qualified intermediary (the "EXCHANGE AGREEMENT") shall be reasonably acceptable to both Parties.

10. Termination.

      (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

            (i) the Parties may terminate this Agreement by mutual written consent at any time before the Closing;

            (ii) Seller, Seller Parent or Buyer may terminate this Agreement if the Merger Agreement is terminated pursuant to the terms thereof;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Seller and the Seller Parent at any time before Closing in the event the Seller or the Seller Parent has breached any representation or warranty set forth in Section 3(a) or Section 4 or any covenant contained in this Agreement, the Buyer has notified the Seller and the Seller Parent of the breach, the breach is not curable, or, if curable, has continued without cure for a period of 90 days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 10(a)(iii) shall not be available to Buyer if, at such time, Buyer has breached any representation or warranty set forth in Section 3(b) or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to Seller's obligation to consummate the transactions contemplated hereby;

            (iv) the Seller and the Seller Parent may terminate this Agreement by giving written notice to the Buyer at any time before the Closing in the event the Buyer has breached any representation or warranties set forth in
Section 3(b) or any covenant contained in this Agreement, the Seller has notified the Buyer of the breach, the breach is not curable, or, if curable, has continued without cure for a period of 90 days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 10(a)(iv) shall not be available to Seller and the Seller Parent if, at such time, Seller or the Seller Parent has breached any representation or warranties set forth in
Section 3(a) or Section 4 or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to Buyer's obligation to consummate the transactions contemplated hereby; and

            (v) the Parties may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided that the person seeking to terminate this Agreement pursuant to this Section 10(a)(v) shall have complied with Section 5(a), Section 5(b) and Section 5(g).

      (b) Effect of Termination. Except for the obligations under Sections 8, 10 and 11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

11. Miscellaneous.

      (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases within 24 hours following the execution of this Agreement by all Parties.

      (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, any insurance policies maintained by any Seller Party shall be terminated or modified to exclude coverage of all or any portion of the Acquired Company Assets or Acquired Companies by the Seller or any of its Affiliates, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Acquired Company Assets or the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Acquired Company Assets or the Acquired Companies. If any claims are made or losses occur prior to the Closing Date that relate solely to the Acquired Company Assets or the business activities of the Acquired Companies and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Seller or their Affiliates after the Closing, then the Seller shall use its Best Efforts so that the Buyer can file notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies.

      (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, the Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller; provided, however, without the prior written approval of the Seller, the Buyer and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement (i) to an Affiliate of the Buyer, including designating one or more Affiliates of the Buyer to be the assignee of some or any portion of the Acquired Company Equity Interests, (ii) in connection with granting a lien, pledge, mortgage or other security interest pursuant to a bona fide lending transaction, or (iii) pursuant to the foreclosure or settlement of any assignment made pursuant to (ii) above; provided the Buyer is not released from any of its obligations or liabilities hereunder. Each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, to a qualified intermediary in connection with any transaction described in Section 9(p); provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement.

      (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to either Seller:               c/o El Paso Corporation
                                            Attention:  General Counsel
                                            El Paso Building
                                            1001 Louisiana
                                            Houston, Texas  77002

         If to the Seller Parent:           El Paso Corporation
                                            Attention:  General Counsel
                                            El Paso Building
                                            1001 Louisiana
                                            Houston, Texas  77002

         If to the Buyer:                   Enterprise Products Operating L.P.
                                            Attention:  President
                                            2727 North Loop West
                                            P. O. Box 4324
                                            Houston, Texas 77210-4320
                                            Fax:  713-880-6570

         with a copy to:                    Enterprise Products Operating L.P.
                                            Attention:  Legal Department
                                            2727 North Loop West
                                            P. O. Box 4324
                                            Houston, Texas 77210-4320
                                            Fax:  713-880-6570

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means other than electronic mail (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, if notice is sent by telecopy and such telecopy is received during non-business hours of the addressee, then such notice shall be deemed received on the next business day of the addressee. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS.

      (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and the Seller Parent. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (k) Transaction Expenses. Each of the Buyer, on the one hand, and the Seller and the Seller Parent, on the other hand, shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

      (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF, EXCEPT FOR THE CONFIDENTIALITY AGREEMENT.

      (o) Transition Services and Miscellaneous Assets.

            (i) Transition Services. Reference is made to Section 4.15 of the Parent Company Agreement which provides for certain transition services to be provided by the Seller Parent or its Affiliates for a period of time following the Merger Closing. Following the Closing, the Seller and the Seller Parent agree to provide or cause to be provided transition services to the Buyer with respect to the Acquired Companies and Acquired Company Assets that are substantially similar to those to be provided pursuant to the Merger Agreement, such services to be provided for the same period as the similar services that are provided under the Merger Agreement and the reimbursements/fees to be paid by the Buyer for such services shall be determined in the same manner as reimbursement/fees are determined pursuant to the Parent Company Agreement.

            (ii) Miscellaneous Assets. Following the Closing Date, Seller Parent shall, and shall cause its applicable Affiliates to, execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and take such other action as may be necessary to transfer to the Acquired Companies title to assets of the type listed and described in Section 5.9 of the GulfTerra Disclosure Letter (as such term is defined in the Merger Agreement) to the Merger Agreement that are used in the business of the Acquired Companies but owned by the Seller or any Affiliate of the Seller (other than the Acquired Companies) (the assets so transferred to the Acquired Companies being herein referred to as the "MISCELLANEOUS ASSETS"). The consideration for the transfer contemplated in the preceding sentence is included as part of the Purchase Price.

      (p) Conversion. Transmission shall have the right, without the consent of the Buyer, to convert to a corporation at any time prior to the Closing.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

                                       EL PASO CORPORATION

                                       BY:  /s/ D. Dwight Scott
                                           -------------------------------------
                                       NAME:  D. Dwight Scott
                                       TITLE: Executive Vice President and
                                              Chief Financial Officer

                                       EL PASO FIELD SERVICES
                                       MANAGEMENT, INC.

                                       BY:  /s/ John Hopper
                                           -------------------------------------
                                       NAME:  John Hopper
                                       TITLE: Vice President

                                       EL PASO TRANSMISSION, L.L.C.

                                       BY:  EL PASO CORPORATION,
                                            MEMBER

                                           BY: /s/ D. Dwight Scott
                                              ----------------------------------
                                           NAME:  D. Dwight Scott
                                           TITLE: Executive Vice President and
                                                  Chief Financial Officer

                                       EL PASO FIELD SERVICES
                                       HOLDING COMPANY

                                       BY:  /s/ John Hopper
                                           -------------------------------------
                                       NAME:  John Hopper
                                       TITLE: Vice President

                                       ENTERPRISE PRODUCTS
                                       OPERATING L.P.

                                       BY: ENTERPRISE PRODUCTS OLPGP, INC.,
                                       GENERAL PARTNER


                                       BY:  /s/ Michael A. Creel
                                           -------------------------------------
                                       NAME:  Michael A. Creel
                                       TITLE: Executive Vice President and
                                              Chief Financial Officer